Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

July 2, 2026

Matter No.: 1018342

441 278 7842

elizabeth.denman@conyers.com

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens

Greece

Dear Sirs,

Re: Tsakos Energy Navigation Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 2, 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of any combination of (a) common shares, par value US$5.00 per share (the “Common Shares”), preferred shares, par value US$1.00 each (“Preference Shares” and, together with Common Shares, “Equity Securities”, which term includes any common shares or preference shares to be issued pursuant to the conversion, exchange or exercise of any other Securities), debt securities which may be convertible or exchangeable into Common Shares or other Securities (“Debt Securities”), warrants (“Warrants”), rights to purchase Equity Securities (“Rights”), depository shares (“Depository Shares”), purchase contracts (“Purchase Contracts”) and units consisting of any combination of the foregoing securities (“Units”) of the Company ( collectively “Original Issue Securities”); and (b) any Original Issue Securities, which have been actually issued and allotted from time to time, that may be sold by or on behalf of certain selling shareholders of the Company (the “Secondary Shares”) (collectively, the “Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed:

1.1.

copies of the certificate of incorporation, memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”) each certified by the Secretary of the Company on July 1, 2026;

1.2.

copies of the following documents certified by the Secretary of the Company on July 1, 2026 :(i) copies of extracts from minutes of the meetings of the Company’s directors held on 28 September 2005 relating to the offering of the Company’s Common Shares; (ii) an extract of the resolutions adopted by the Shareholders of the Company on 8 May 2013; (iii) unanimous written resolutions of the Board of Directors of the Company dated 12 June 2014 appointing the new pricing committee (“NPC”) with authority to issue and sell, amongst other things, preference shares and to determine the special rights and restrictions attaching to them; (iv) unanimous written resolutions of the NPC of the Board of Directors of the Company dated 29 March 2017 authorizing the issuance of Series E Preferred Shares and including a Certificate of Designation of the terms of the Series E Preferred Shares; (v) unanimous written resolutions of the Board of Directors of the Company dated 28 July 2017 appointing the new pricing committee (“NPC II”) with authority to issue and sell, amongst other things, preference shares and to determine the special rights and restrictions attaching to them; (vi) unanimous written resolutions of the NPC II of the Board of Directors of the Company dated 21 June 2018 authorizing the issuance of Series F Preferred Shares and including a Certificate of Designation of the terms of the Series F Preferred Shares; (vii) unanimous written resolutions of the Board of Directors of the Company dated 30 July 2020 appointing the new pricing committee (“NPC III”) with authority to issue and sell, amongst other things, preference shares and to determine the special rights and restrictions attaching to them; (viii) extract from the minutes of the annual general meeting of the Company’s Shareholders held on 28 May 2020 relating to the consolidation of the Company’s common shares on a one-for-five basis; (ix) unanimous written resolutions of the NPC III of the Board of Directors of the Company dated 5 May 2021 authorizing at-the-market transactions; (x) unanimous written resolutions of the NPC III dated October 27, 2021 authorizing the Company to issues additional securities; (xi) unanimous written resolutions of the NPC III of the Board of Directors of the Company dated 21 July 2021 authorizing the increase of the designated number of Series F Preferred Shares; and (xii) unanimous written resolutions of the Board of Directors of the Company appointing the new pricing committee (“NPC IV”) with authority to issue and sell, amongst other things, common shares and preference shares and to determine the special rights and restrictions attaching to them; (xiii) unanimous written resolutions of the Board of Directors dated July 1, 2026 approving the form of and all matters related to the filing of the Registration Statement, including, but not limited to, the appointment of a new pricing committee with authority to issue and sell, amongst other things, the Securities and to determine the special rights and restrictions attaching to them (collectively, the “Resolutions”);

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1.3.	a Certificate of Compliance under the Companies Act 1981 of Bermuda (as amended) (the “Companies Act”) issued on July 1, 2026 by or on behalf of the Registrar of Companies in respect of the Company;

1.4.	a copy of the consents to the issue and free transfer of the Securities given by the Bermuda Monetary Authority dated 9 May 2008 and 13 August 2019 in respect of the Company; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

1.6.

For the purposes of our opinion paragraph 4 below, we have reviewed and relied upon the register of members of the Company dated July 1, 2026, prepared by Computershare Trust Company, N.A. the Company’s transfer agent and registrar.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.5.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

2.6.	that, in respect of any future issuances of Securities only, the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.7.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.8.

that the Company will have sufficient authorised capital to effect the issue of any of the Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

2.9.	that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), and the consent to the issue and free

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transfer of the Securities given by the Bermuda Monetary Authority as of 9 May 2008 and 13 August 2019, respectively will not have been revoked or amended at the time of issuance of any Securities;

2.10.

that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preference Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants and Units), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda;

2.11.

that all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preference Shares are to be issued, all necessary corporate action to establish one or more series of Preference Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.12.

that the applicable purchase, underwriting or similar agreement, any Debt Security, any indenture and any supplement thereto and any other agreement or other document relating to any Security will be valid and binding in accordance with its terms pursuant to its governing law;

2.13.

that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors, the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto;

2.14.	that, upon the issue of any Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.15.

the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto; and

2.16.	that none of the parties to such documents other than the Company carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any Security and any indenture or other agreement or document relating thereto:

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(a)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)

may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

3.2.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Common Shares and/or Preference Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares and Preference Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or Preference Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.3.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

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4.2.

Upon the due issuance of Common Shares and/or Preference Shares and payment of the consideration therefor, such Common Shares and/or Preference Shares will be validly issued, fully paid and non-assessable.

4.3.

Upon the due issuance of (a) Debt Securities of any series; (b) Warrants; (c) Rights; (d) Depository Shares; (e) Purchase Contracts; and/or (f) Units, and payment of the consideration therefor (as may be required), such Securities will be validly issued and (except in the case of any Equity Securities forming part of a Unit) will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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